Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: May 29, 2009
ANCHOR BANCORP WISCONSIN INC. REACHES AGREEMENT
TO EXTEND LOAN ARRANGEMENT FOR ONE YEAR
Madison, Wisc.— Anchor BanCorp Wisconsin Inc. (ABCW) today announced it has entered into an agreement amending the terms of its outstanding line of credit with U.S. Bank. Under the terms of the amendment, the maturity date on the balance of the $116.3 million loan has been extended for a full year, and is now May 31, 2010 and no principal payment is due prior to the maturity date.
“The significant additional time afforded by the amended terms of the loan agreement provide us sufficient opportunity to work our financial strategy to achieve fulfillment of the conditions of our line of credit,” said Doug Timmerman, Chairman and CEO.
“The recent increase in liquidity in the capital markets, especially with respect to the financial services sector, is an indication the next 12 months will bring more improvement toward releasing the gridlock. We believe this will assist us in moving forward with our plans to raise additional capital,” added Timmerman.
About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For More Information
For more information, contact Mark D. Timmerman, President and CEO of AnchorBank at (608) 252-8784, or Douglas J. Timmerman, President, Chairman and CEO of AnchorBanCorp Wisconsin, at (608) 252-8782.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.